Exhibit 99.1

Investar Holding Corporation Announces Completion of $20 Million Subordinated Notes Offering

BATON ROUGE, LA / ACCESSWIRE / April 7, 2022 / Investar Holding Corporation (“Investar”) (NASDAQ: ISTR), the parent holding company of Investar Bank, National Association (the “Bank”), today announced the completion of a private placement of $20.0 million in aggregate principal amount of its 5.125% Fixed-to-Floating Subordinated Notes due 2032 (the “Notes”).

The Notes will initially bear interest at a rate of 5.125% per annum from and including April 5, 2022, to but excluding April 15, 2027, with interest during this period payable semi-annually in arrears. From and including April 15, 2027, to but excluding April 15, 2032 or an earlier redemption date, the interest rate will reset quarterly to an annual floating rate equal to the then current three-month term Secured Overnight Financing Rate, plus 277 basis points, with interest during this period payable quarterly in arrears. Investar may redeem the Notes, in whole or in part, on or after April 15, 2027, or at any time upon the occurrence of certain events. The Notes are not subject to redemption at the option of the holders. The Notes are structured to qualify as tier 2 capital for regulatory capital purposes.

Investar expects to utilize the net proceeds from the sale of the Notes to refinance its 2017 issuance of subordinated debt securities, for possible share repurchases and for general corporate purposes.

The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  Investar has agreed to take steps following the closing of the private placement to provide for the exchange of the privately issued Notes for publicly registered notes having substantially the same terms.

In connection with this issuance, Egan Jones Ratings Company, a nationally recognized statistical rating organization registered with the Securities and Exchange Commission, issued an investment grade rating of BBB with respect to the subordinated debt issue.

Piper Sandler & Co. and Janney Montgomery Scott, LLC served as the placement agents for the private offering and were advised by Kilpatrick Townsend & Stockton LLP. Investar was advised by Fenimore Kay Harrison LLP.

This press release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any securities. The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.

About Investar Holding Corporation

Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. At December 31, 2021, the Company had total assets of approximately $2.5 billion. The Bank currently operates 33 branches serving Louisiana, Texas and Alabama.

Forward-Looking Statements

This press release may include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by the use of words such as “anticipate,” “believe,” “continue,” “could,” “designed,” “estimate,” “expect,” “intend,” “may,” “optimistic,” “pending,” “plan,” “position,” “preliminary,” “remain,” “should,” “will,” “would” or other similar expressions.  These forward-looking statements are based upon current expectations and assumptions about Investar’s business that are subject to a variety of risks and uncertainties that could cause the actual results to differ materially from those described in this press release. You should not rely on forward-looking statements as a prediction of future events.

Additional information regarding factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in reports and registration statements Investar files with the Securities and Exchange Commission, including its Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, copies of which are available on the Investar internet website http://www.investarbank.com.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and Investar undertakes no obligation to update any statement in light of new information or future events.

Contact:

Investar Holding Corporation

Chris Hufft

Chief Financial Officer

(225) 227-2215

Chris.Hufft@investarbank.com